Exhibit 4.28

AMENDMENT NO. 2

TO THE

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

This Amendment is made as of February 17, 2025 (this “Amendment”) to the Agreement of Merger and Plan of Reorganization, dated November 4, 2024 (as previously amended on January 30, 2025, the “Agreement”), between Kadimastem Ltd., an Israeli publicly traded company limited by shares (“Kadimastem”), NLS Pharmaceutics Ltd., a corporation incorporated under the laws of Switzerland (the “NLS”), and NLS Pharmaceuticals (Israel) Ltd., an Israeli company (and together with Kadimastem and NLS, the “Parties”).

WHEREAS, the Parties are parties to the Agreement, and

WHEREAS, the Parties desire to amend the Agreement to clarify their intentions with respect to the terms of the terms thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Section 5 is amended to replace subsection 5.16 with the following subsection 5.16:

5.16 Parent Board Designee.

5.16.1 During the period (the “Zwyer Designee Period”) from the Closing Date until the date that is one year after the Closing Date, Parent shall not take action to remove, or recommend the removal of, Mr. Alexander Zwyer from the Parent’s board without cause therefor, and shall nominate for election and continue to recommend to its shareholders that Mr. Zwyer be elected to serve as a director on Parent’s board of directors; provided, however, that Parent’s obligation to appoint Mr. Zwyer to the Parent’s board of directors, shall terminate upon the expiration of the Zwyer Designee Period.

5.16.2 As a condition to the Mr. Zwyer’s appointment to Parent’s board of directors, Mr. Zwyer shall tender an irrevocable resignation that will be effective upon (1) the expiration of the Zwyer Designee Period and (2) the acceptance of such resignation by Parent’s board of directors. Parent’s board of directors will decide within 45 days of the expiration of the Zwyer Designee Period, through a process managed by the nominating and governance committee of Parent’s board of directors, whether to accept the resignation.

5.16.3 During the Zwyer Designee Period, Mr. Zwyer shall be entitled to all of the rights enjoyed by other non-employee directors of Parent, including receipt of information, reimbursement of expenses and coverage under applicable director and officer insurance policies. Further, Mr. Zwyer will immediately resign if he does not comply with or would disqualify Parent from complying with (i) applicable securities laws, (ii) contractual obligations to and rules of any market or exchange on which the Parent Common Stock is listed or quoted for trading on the date in question (including, without limitation, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or the OTC Bulletin Board or OTCQB Marketplace operated by OTC Markets Group, Inc. (or any successors to any of the foregoing)), and (iii) the criteria for directors set forth in the then current charter, if any, of the Parent’s nominating committee, and will not disqualify Parent from being able to conduct any public offering or private placement pursuant to either Rule 506 (b) or (c) and any “bad boy” provisions of any state securities laws.

2.	Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms as set forth in the Agreement.

3.	This Amendment shall be effective as of the day and year first written above. Except as amended hereby, and as so amended, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby, this Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Agreement or any ancillary document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein.

4.	The Agreement, as amended by this Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the Parties with respect to the subject matter of the Agreement, and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to its subject matter.

5.	This Amendment may be executed in separate counterparts, each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

PARENT
NLS PHARMACEUTICS LTD.

By	/s/ Alexander C. Zwyer
	Name:	Alexander C. Zwyer
	Title:	Chief Executive Officer

By	/s/ Ronald Hafner
	Name:	Ronald Hafner
	Title:	Chairman of the Board

MERGER SUB
NLS PHARMACEUTICS (Israel) LTD.

By	/s/ Kobi Maimon
	Name:	Kobi Maimon
	Title:	Director

COMPANY
Kadimastem Ltd.

By	/s/ Ronen Twito
	Name:	Ronen Twito
	Title:	CEO & Chairman